Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”), executed on this 4th day of May, 2021 (the “Effective Date”), by and between IPG Photonics Corporation, a Delaware corporation having an office at 50 Old Webster Road, Oxford, MA 01540 (the “Corporation”), and Valentin P. Gapontsev (“Executive”). The Corporation and Executive are referred to jointly below as the “Parties.”
WHEREAS, the Corporation and Executive previously entered into an amended and restated employment agreement dated in May 2019 (the “Prior Agreement”);
WHEREAS, Executive currently serves as Chief Executive Officer of the Corporation under the terms of the Prior Agreement;
WHEREAS, the Board of Directors of the Corporation and Executive have mutually determined that the Executive shall transition to the role of Executive Chairman of the Corporation’s Board of Directors (the “Board”) as of the Effective Date;
WHEREAS, the Corporation and Executive desire to amend and restate the Prior Agreement to reflect the Executive’s transition to the role of Executive Chairman of the Corporation;
WHEREAS, the Corporation desires to continue to employ Executive and Executive desires to continue his employment with the Corporation on the terms and conditions set forth in this Agreement; and
WHEREAS, the Parties acknowledge and agree that this amendment and restatement of the Prior Agreement and the Executive’s transition to the role of Executive Chairman of the Board does not constitute a termination, expiration, or similar term of like meaning for purposes of the Prior Agreement or any employee benefit plans, programs, agreements, or arrangements of the Corporation.
NOW, THEREFORE, in consideration of the employment of Executive, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Employment. Executive will be employed by the Corporation in the position of Executive Chair of the Board. Executive will report to the Board. Executive will have such powers and duties commensurate with the position of Executive Chair of the Board of a company of the size and nature of the Corporation and such other duties as shall be assigned from time to time by the Board, subject to applicable laws, and ethical duties. During the Term (as defined below), Executive shall devote Executive’s reasonable best efforts, energies, and abilities and Executive’s full business time, skill, and attention to the business and affairs of the Corporation and its Affiliates (as defined below), and shall act at all times according to the highest professional standards, for the purpose of advancing the business of the Corporation and its Affiliates. For purposes of this Agreement, an “Affiliate” shall mean a corporation that, for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), is a Parent or Subsidiary of the Corporation within the meaning of Code Sections 424(e) and 424(f).
2.    Term. This Agreement shall commence on the Effective Date and shall expire on 5:00 pm E.S.T. on December 31, 2022 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 6, 7, 8, or 10 hereof. The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless the Corporation provides Executive, or Executive provides the Corporation, with written notice to the contrary at least one hundred eighty (180) calendar days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” If either the Corporation or Executive elect not to renew the Term of this Agreement in accordance with this Section 2, the Executive’s employment with the Corporation will terminate upon the end of the Term. In the event of a “Change in Control” of the Corporation (as such term is defined in the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended or any successor thereto (the “Equity Plan”)) during the Term, the Term automatically will be extended until the later of (i) the second anniversary of the Change in Control, or (ii) the scheduled expiration of the then-current Term.
3.    Compensation.
(i)    Salary. The Corporation shall pay to Executive an annual base salary (“Base Salary”) of $1,000,000.00 effective as of the Effective Date. The Corporation will pay Executive’s Base Salary in equal installments in accordance with the Corporation’s standard payroll policies and schedule, subject to tax and elective withholding and deductions. Thereafter, the Board, or such committee of the Board as is responsible for setting the compensation of the Executive Chairman of the Board, shall review Executive’s performance and Base Salary annually in January of each year, in light of competitive data, the Corporation’s performance, Executive’s performance, and such other factors as the Board deems appropriate, and determine whether to adjust Executive’s Base Salary, retroactive to January 1 of the year. The first review shall be in January 2022. Such adjusted annual salary then shall become Executive’s “Base Salary” for purposes of this Agreement.
(ii)    Annual Bonus. Executive will be eligible for an annual cash bonus (the “Bonus”), based on performance, and calculated as a percentage of Executive’s Base Salary. The Bonus will be paid at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture, and is intended to qualify for the short-term deferral exception to Code Section 409A.
(iii)    Equity Compensation. Executive will be eligible to participate in any long-term incentive plans and/or equity-based compensation plans established or maintained by the Corporation for its senior executive officers or employees, including, but not limited to, the Equity Plan.

4.    Benefits.
(i)    Executive shall be entitled to the extent eligible to participate in any benefit plans as may be adopted and modified by the Corporation from time to time, including without limitation health, dental and medical plans, life and disability insurance, paid vacation, holiday, and retirement plans. The benefits available to Executive shall be no less favorable than those available to other executives at similar levels within the organization or to the employees of the Corporation at the location where Executive works. Benefits provided under this Agreement shall be subject to the terms and conditions of any applicable benefit plan, including any eligibility and vesting requirements, as such plans may be in effect from time to time, and to the Corporation’s ability to amend, modify, or terminate such plan(s) at any time and from time to time.
(ii)    Executive shall be entitled to five weeks of paid vacation each year. The maximum number of accrued vacation hours that Executive can have at any point in time is equal to the total vacation hours earned in the last twelve (12) months, plus one week of vacation carried over from the prior twelve (12) months of service.
5.    Other Activities. The employment of Executive shall be on a full-time basis, but Executive may be an investor or otherwise have an interest in or serve on the board of directors or advisory board to other businesses, partnerships and entities so long as: (i) the other activities of Executive do not (a) materially interfere with the performance of Executive’s duties to the Corporation, (b) violate the other provisions of either this Agreement or the Corporation’s Code of Conduct, or (c) cause Executive to violate the Restrictive Covenants defined and incorporated herein in Section 12 of this Agreement; and (ii) Executive discloses all such activities to the Chair of the Board’s Compensation Committee in writing, provided that, Executive may not serve on the board of directors of a private or publicly traded company (other than the Corporation or a not-for-profit organization) without the Compensation Committee’s written consent and Executive may not serve as chairman of another publicly traded company without the Board’s written consent. Nothing in this provision or this Agreement limits or restricts Executive’s duties and obligations, including the duty of loyalty, that arise under the law.
6.    Termination by the Corporation. The Corporation may terminate Executive’s employment during the Term:
(i)    without Cause (as defined below) by giving Executive thirty (30) calendar days’ prior written notice, or
(ii)    for Cause by delivering to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the independent directors of the Board then in office at a meeting of the Board called and held for such purpose, finding that Executive has committed an act or omission set forth below in this Section 6(ii). Nothing herein shall limit Executive’s right or Executive’s beneficiaries’ right to contest the validity or propriety of any such determination, in accordance with Section 23 of this Agreement. For purposes of this Agreement, “Cause” shall mean: (A) an act of fraud, embezzlement, or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment with the Corporation or an Affiliate; (B) Executive’s intentional wrongful damage to the property of the Corporation or its Affiliates; (C) Executive’s intentional breach of Section 12 hereof while Executive remains in the employ of the Corporation or an Affiliate; (D) an act of Gross Misconduct (as defined below); (E) Executive’s material violation of the Corporation’s Code of Conduct, as amended from time to time; or (F) Executive’s conviction of a misdemeanor involving moral turpitude or a felony; and, in each case, the reasonable, good faith determination by the Board as hereafter provided that any such act or omission shall have been materially harmful to the Corporation or an Affiliate financially, reputationally or otherwise. For purposes of this Agreement, “Gross Misconduct” shall mean a willful or grossly negligent act or omission that has or will have a material and adverse impact on the business or reputation of the Corporation or its Affiliates, or on the business of the customers or suppliers of the Corporation or its Affiliates as such relate to the Corporation. For purposes of this Agreement, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Corporation or an Affiliate. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or an Affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate. In addition, Executive’s employment shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after Executive’s employment has terminated, the Board determines in reasonable good faith, within one year after Executive’s employment terminated, and after appropriate investigation and an opportunity for Executive to be interviewed (with or without counsel as Executive may determine) by the Board or a subcommittee of the independent Board members or its representative, that Executive committed an act during the Term that would have justified a termination for Cause.
7.    Termination by Executive. Executive may terminate Executive’s employment during the Term by giving the Corporation sixty (60) calendar days’ prior written notice; provided that, if Executive purports to terminate Executive’s employment during the Term for Good Reason (as defined below), Executive also must give the Corporation written notice of Executive’s intent to terminate for Good Reason within sixty (60) calendar days of the occurrence of the event that allegedly constitutes Good Reason. The Corporation shall have a right to cure the event alleged to constitute Good Reason for a period of thirty (30) calendar days after notice from Executive of Executive’s intention to terminate for Good Reason. In the event of termination by notice under the first sentence of this Section 7, the Corporation in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) calendar day notice period, but the termination shall still be deemed a voluntary termination by Executive with Good Reason under this Section. “Good Reason” means the occurrence of any of the following events without Executive’s express written consent:
(i)    The material reduction of Executive’s authorities, duties, or responsibilities with the Corporation as of the Effective Date;
(ii)    A material reduction by the Corporation of Executive’s Base Salary, other than a reduction approved by the Board that similarly applies to all executive officers of the Corporation, provided that such a reduction in Base Salary shall not exceed more than twenty percent (20%) of Executive’s then Base Salary;
(iii)    A relocation of the offices of Executive to a place greater than (A) fifty (50) miles in distance from the current executive offices of the Corporation in Oxford, MA, and (B) the current distance of Executive’s commute from Executive’s home residence to the current executive offices of the Corporation; or
(iv)    Any action or inaction that constitutes a material breach by the Corporation of this Agreement.
The Corporation shall have no obligations to Executive after Executive’s last day of employment following termination of employment under this Section, except as specifically set forth in this Agreement or under any applicable employee pension or health and welfare benefit plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-Laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the indemnification agreement described in Section 14.
8.    Automatic Termination. Notwithstanding the provisions of Section 2, Executive’s employment shall automatically terminate upon Executive’s death or Disability (as defined below). Executive shall be deemed to have a “Disability” for purposes of this Agreement if Executive is unable to perform substantially, by reason of physical or mental incapacity, Executive’s duties or obligations under this Agreement, with or without reasonable accommodation as defined in the Americans with Disabilities Act and implementing regulations, for a period of one hundred and eighty (180) consecutive calendar days in any 360-calendar-day period. The Board shall determine, in the good faith exercise of its reasonable discretion, according to the facts then available, whether and when the Disability of Executive has occurred.
9.    Term of Agreement. Any termination of Executive’s employment shall also end the Term. For purposes of this Agreement, Executive’s employment with the Corporation and its Affiliates shall be deemed to be terminated when Executive has a “separation from service” within the meaning of Code Section 409A, and references in this Agreement to termination of employment or employment termination shall be deemed to refer to such a separation from service. Upon Executive’s separation from service for any reason, Executive shall be deemed to have resigned as of the date of Executive’s separation from service from all offices, directorships, and fiduciary positions with the Corporation, its Affiliates, and employee benefit plans of the Corporation unless Executive is affirmatively re-appointed or re-elected to such position as of the date of Executive’s separation from service.
10.    Certain Obligations of the Corporation Following Termination of Executive’s Employment. Following termination of Executive’s employment during the Term under the circumstances described below, the Corporation will pay to Executive the following compensation and provide the following benefits in addition to any benefits to which Executive may be entitled by law in full satisfaction and final settlement of any and all claims and demands that Executive or the Corporation may have against the other under this Agreement:

(i)    Termination of Employment for Any Reason. In the event of Executive’s termination of employment for any reason, the Corporation shall pay or provide Executive (a) any unpaid Base Salary through the date of termination and (b) any pension or health and welfare benefits (including, without limitation, any unused vacation accrued in accordance with Section 4(ii)) accrued, earned or vested, and any unreimbursed expenses incurred, up to and including the effective date of such termination, to which Executive may be entitled under the terms of any applicable arrangement, pension or health and welfare benefit plan or program (collectively, the “Accrued Amounts”).
(ii)    Termination Without Cause by the Corporation or for Good Reason by Executive. If, during the Term, the Corporation terminates Executive’s employment without Cause under Section 6(i) hereof or Executive terminates Executive’s employment for Good Reason under Section 7 hereof, Executive shall be entitled to the following payments and benefits, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    A pro rata portion of the amount of Bonus, if any, Executive would have received pursuant to Section 3(ii) for the year in which Executive’s employment terminated. The Corporation shall determine what annual Bonus, if any, Executive would have earned had Executive been employed through the end of the applicable period (the “Base Incentive Amount”), in accordance with the methods used to calculate the annual Bonus for the Corporation’s other similarly situated executives; provided that, with respect to any personal performance evaluation element of the annual Bonus calculation, if all financial metric components meet or exceed the “target” level of performance, Executive shall be deemed awarded one hundred percent (100%) of the potential personal performance evaluation bonus; if no financial metric bonus is awarded, no personal performance evaluation bonus will be deemed awarded, and amounts in between the threshold, target and maximum levels of performance will be determined by linear interpolation. The pro rata portion to be paid pursuant to this paragraph shall be determined by multiplying the Base Incentive Amount by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable annual period in which the termination occurred through the date of termination, and the denominator of which is 365. Any payment due under this paragraph shall be paid at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation, for thirty-six (36) months following the date of termination; and
(e)    Cash reimbursement of Executive’s COBRA premiums (or an amount equal to Executive’s COBRA premiums) (sufficient to cover full family health care) for a period of thirty-six (36) months following the termination of Executive’s employment, if Executive elects such COBRA coverage; provided, however, that any payments or reimbursements for such COBRA premiums that are subject to Code Section 409A will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The foregoing notwithstanding, the Corporation’s obligation to reimburse described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to Executive or Executive’s dependents beyond that mandated by law.
If, during the Term, the Corporation terminates Executive’s employment without Cause under Section 6(i) hereof or Executive terminates Executive’s employment for Good Reason under Section 7 hereof, for purposes of determining the vested portions of Executive’s stock options and any other equity compensation awards then outstanding, Executive shall be deemed to have terminated employment twelve (12) months following the date of Executive’s actual termination of employment.
(iii)    Termination by Executive Without Good Reason or by the Corporation for Cause. If, during the Term, Executive terminates employment under Section 7(i) hereof without Good Reason or the Corporation terminates Executive’s employment under Section 6(ii) hereof for Cause, Executive shall be entitled to no further compensation or other benefits under this Agreement except for the Accrued Amounts, payable in a single lump sum as soon as practicable following the date of termination.
(iv)    Death; Disability. If Executive’s employment is terminated during the Term by reason of Executive’s death or for Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following payments, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture; and
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture.
If Executive’s employment is terminated during the Term by reason of Executive’s death or for Disability, the treatment of any equity compensation awards held by Executive shall be governed by the terms of the plan or agreement under which such awards were granted.
(v)    Termination on or After a Change in Control. If, within twenty-four (24) months following a Change in Control (as defined in the Equity Plan), the Corporation terminates Executive’s employment without Cause under Section 6(i) hereof or Executive terminates Executive’s employment for Good Reason under Section 7 hereof, Executive shall be entitled to the following payments, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation, for thirty-six (36) months following the date of termination;
(e)    Cash reimbursement of Executive’s COBRA premiums (or an amount equal to Executive’s COBRA premiums) (sufficient to cover full family health care) for a period of thirty-six (36) months following the termination of Executive’s employment if Executive elects such COBRA coverage; provided, however, that any payments or reimbursements for such COBRA premiums that are subject to Code Section 409A will be made in accordance with Treasury

Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The foregoing notwithstanding, the Corporation’s obligation to reimburse described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to Executive or Executive’s dependents beyond that mandated by law;
(f)    A lump sum cash amount equal to three (3) times Executive’s average annual Bonus over the three (3) completed years immediately preceding the date of the Change in Control, payable as soon as reasonably practicable after the date of termination; and
(g)    All equity (including options, RSUs and other stock) awards outstanding as of the Change in Control and held by Executive on the date of termination shall immediately vest and become non-forfeitable.
(h)    If a Change in Control occurs and payments are made under this Section 10(v), and a final determination is made by legislation, regulation, or ruling directed to Executive or the Corporation, by court decision, or by independent tax counsel, that the aggregate amount of any payments made to Executive under this Agreement and any other agreement, plan, program or policy of the Corporation in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced (beginning with those that are exempt from Code Section 409A) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section, the Corporation, without consulting Executive, will reduce the Total Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis.

(1)    In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is determined to be required in the amount of taxes paid by, or Total Payments made to, Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the Parties as expressed in this Section 10(v)(h). Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such Claim and shall apprise the Corporation of the nature of such Claim and the date on which such Claim is requested to be paid. Executive shall not pay such Claim prior to the expiration of the thirty (30) calendar day period following the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such Claim, Executive shall: (A) give the Corporation any information reasonably requested by the Corporation relating to such Claim, (B) take such action in connection with contesting such Claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Corporation, (C) cooperate with the Corporation in good faith in order to contest effectively such Claim, and (D) permit the Corporation to participate in any proceedings relating to such Claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (h)(1), the Corporation, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Corporation shall determine, provided, however, that if the Corporation directs Executive to pay such Claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to Executive as additional compensation, and shall indemnify and hold Executive harmless from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Corporation shall reimburse any fees and expenses provided for under this Section 10(v)(h) on or before the last day of Executive’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation § 1.409A-3(i)(1)(v) (or any similar or successor provisions).
(2)    If, after the receipt by Executive of an amount advanced or paid by the Corporation pursuant to paragraph (h)(1) above, Executive becomes entitled to receive any refund with respect to such Claim, Executive shall (subject to the Corporation’s complying with the requirements of subparagraph (h)(1)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Corporation pursuant to paragraph (h)(1), a determination is made that Executive shall not be entitled to any refund with respect to such Claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of sixty (60) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.
(vi)    Expiration. If the Term of this Agreement expires due to either the Corporation or Executive electing not to renew the Term in accordance with Section 2, and the Corporation does not offer Executive continued employment in the same or a substantially similar position as, or in a higher position than, Executive’s position on the date of the expiration of the Term, and at a compensation level that is the same or substantially similar to that in effect on the date of the expiration of the Term, Executive shall be entitled to resign from employment with the Corporation and receive the following payments, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which

Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation, for twenty-four (24) months following the date of termination; and
(e)    Cash reimbursement of Executive’s COBRA premiums (or an amount equal to Executive’s COBRA premiums) (sufficient to cover full family health care) for a period of twenty-four (24) months following the termination of Executive’s employment if Executive elects such COBRA coverage; provided, however, that any payments or reimbursements for such COBRA premiums that are subject to Code Section 409A will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The foregoing notwithstanding, the Corporation’s obligation to reimburse described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to Executive or Executive’s dependents beyond that mandated by law.
Except as provided in Section 10(i), Executive shall not be entitled to payment of the amounts described in this subsection (vi) if the Corporation offers Executive continued employment in the same or a substantially similar position as, or in a higher position than, Executive’s position on the date of expiration of the Term, and at a compensation level that is the same or a substantially similar to that in effect on the date of the expiration of the Term, and Executive declines the offer.
(vii)    No Duplication of Benefits. Executive shall only be eligible for termination payments and benefits, if any, under one of the provisions of this Section 10. For example, if Executive receives payments and benefits under Section 10(ii) of this Agreement, Executive shall not be eligible to receive payments or benefits under Sections 10(iv), 10(v), or 10(vi). Any termination payments made and benefits provided to Executive under this Agreement shall be in lieu of any other severance payments or benefits for which Executive may be eligible under the IPG Photonics Corporation Executive Severance Plan, as amended, or any similar or successor plan or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(viii)    No Mitigation or Offset. In the event of any termination of Executive’s employment under this Section 10, Executive shall be under no obligation to seek other employment or otherwise mitigate Executive’s damages, and there shall be no offset against amounts due to Executive under this Agreement on account of any remuneration or benefit attributable to any subsequent employment obtained by Executive, except as provided in Sections 10(ii)(e), 10(v)(e), and 10(vi)(e).
(ix)    Compensation Recovery Policy. Notwithstanding any provision in this Agreement to the contrary, payments under this Agreement will be subject to any Compensation Recovery Policy established by the Corporation and amended from time to time.
11.    Nature of Payments. Upon termination of employment pursuant to Sections 6, 7, 8, or 9, Executive will be released from any duties and obligations to the Corporation set forth in this Agreement (except the duties and obligations under the Restrictive Covenants and as set forth in Section 12 hereof and the obligation under Sections 13 and 23) and the obligations of the Corporation to Executive under this Agreement will be as set forth in Section 10.
12.    Restrictive Covenants. Executive has executed and delivered a Confidentiality, Non-Competition and Confirmatory Assignment Agreement prior to or contemporaneous with the date of this Agreement (together with any similar or successor agreements, referred to herein as the “Restrictive Covenants”), and Executive agrees that, as part of this Agreement, Executive shall comply with the terms of the Restrictive Covenants. Notwithstanding Section 10(iii) of this Agreement, if (a) Executive terminates employment other than for Good Reason and, thus, is not entitled to the payments and benefits under Section 10(ii) of this Agreement, and (b)(i) Executive receives a written offer of employment during the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant, or (ii) Executive is not able to find suitable employment in Executive’s field in relation to Executive’s skills, position and base salary, which employment would not contravene Section 2(a) of the Restrictive Covenant, after a good faith effort by Executive to search for such employment, and (iii) the Corporation notifies Executive that it intends to enforce the non-compete provisions of such Section 2(a) against Executive, then the Corporation shall pay to Executive an amount equal to the semi-monthly amount of Executive’s Base Salary for each semi-monthly payroll period beginning (A) on the effective date of the written offer of employment referred to above or (B) during the period in which Executive is not able to find suitable employment, and ending on the earliest to occur of (I) the end of the Non-Competition Period set forth in such Section 2(a), or (II) the date as of which Executive begins new employment with an employer, which employment would not contravene Section 2(a) of the Restrictive Covenant. For the avoidance of doubt, the non-competition and other provisions of the Restrictive Covenants in all events shall continue to apply until the end of the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant, regardless of Executive’s new employment with an employer that would not contravene Section 2(a) of the Restrictive Covenant, the subsequent termination of such employment, or any other event.
13.    Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if Executive delivers to the Corporation an original, signed release of claims of Executive occurring up to the release date, in a form substantially the same as attached hereto as Exhibit A (the “Release”). The Corporation shall deliver the Release to Executive within ten (10) calendar days of the date Executive’s employment terminates and Executive must deliver to the Corporation and not revoke an executed and enforceable Release no later than sixty (60) calendar days after the date Executive’s employment terminates (the “Release Deadline”). Payment of the amounts described in Section 10 shall commence no earlier than the date on which Executive delivers to the Corporation and does not revoke an executed and enforceable release as described herein. Payment of any severance or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when Executive executes the Release; provided, however, that where Executive’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where Executive’s termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. As part of the Release, Executive shall affirm that Executive (i) has advised the Corporation in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Corporation or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that Executive has not disclosed to the Corporation.
14.    Indemnification. The Corporation shall maintain a directors’ and officers’ liability insurance policy covering Executive on the same basis as in effect for other senior executive employees, and shall provide indemnity to Executive by a separate, written indemnification agreement.
15.    Notices. Any and all notices, requests, demands, and other communications provided for herein shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand, if sent by registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier for delivery, or sent by other electronic means generating a receipt confirming delivery of the notice. Notice shall be deemed to have been given when notice is received by the Party on whom the notice was served. Notice to the Corporation shall be addressed to the Corporation at its principal office, with attention to the General Counsel, and notice to Executive shall be addressed to Executive at Executive’s last address as shown on the records of the Corporation.
16.    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its internal conflicts of law provisions.
17.    Severability. In the event that any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable or contrary to law or public policy, the enforceability of the other provisions in this Agreement shall not be affected thereby.
18.    Assignment; Successors. Executive recognizes that this is an agreement for personal services and that Executive may not assign this Agreement. The Agreement shall inure to the benefit of and be binding upon the Corporation’s successors and assigns.

19.    Entire Agreement/Amendment. This Agreement and the Confidentiality, Non-Competition and Confirmatory Assignment Agreement referred to in Section 12 constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any and all other agreements, either oral or in writing (including the Prior Agreement), among the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by written agreement signed by both Parties. Executive hereby acknowledges and agrees that, during the Term, Executive shall have no rights or benefits under the IPG Photonics Corporation Executive Severance Plan, as amended, or any similar or successor plan.
20.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the Parties hereto and delivered to each of the other Parties hereto. A copy of this Agreement that is executed by a Party and transmitted by that Party to the other Party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that Party’s original signature.
21.    Waiver. The failure of either of the Parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the Parties to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the Party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.
22.    Capacity. Executive and the Corporation hereby represent and warrant to the other that: (i) Executive or the Corporation has full power, authority and capacity to execute and deliver this Agreement, and to perform Executive’s or the Corporation’s obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive or the Corporation is a party or Executive or the Corporation is otherwise bound; and (iii) this Agreement is Executive’s or the Corporation’s valid and binding obligation in accordance with its terms.
23.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration by a single arbitrator in any forum and form agreed upon by the Parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Worcester, Massachusetts, by a single arbitrator, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Corporation may be a Party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 23 shall be specifically enforceable. Neither Executive, the Corporation, nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. Notwithstanding the foregoing, this Section 23 shall not preclude either Party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 23. Punitive and consequential damages shall not be permitted as an award and each Party shall bear the fees and expenses of its own counsel and expert witnesses.
24.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 23 of this Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, Worcester Division. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
25.    Survival. All Sections of this Agreement survive beyond the Term, except Sections 1 through 5, and as otherwise specifically stated.
26.    Code Section 409A. This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. Each payment under Section 10 of this Agreement or any Corporation benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation § 1.409A-2(b)(2)(iii). Any payment under Section 10 that is subject to Code Section 409A will not be made before the date that is six (6) months after the date of termination or, if earlier, the date of Executive’s death (the “Six-Month Delay Rule”) if Executive is a Specified Employee (as defined below) as of Executive’s termination of employment. Payments to which Executive otherwise would be entitled during the first six months following Executive’s termination of employment (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following Executive’s termination of employment. Notwithstanding the Six-Month Delay Rule, to the maximum extent permitted under Code Section 409A and Treasury Regulation § 1.409A-1(b)(9)(iii) (or any similar or successor provisions), during the Six-Month Delay and as soon as practicable after satisfaction of Section 13 of this Agreement, the Corporation will pay Executive an amount equal to the lesser of (A) the total severance scheduled to be provided under Section 10 above, or (B) two times the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s termination of employment occurs, and (2) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Corporation for the taxable year of Executive preceding the taxable year of Executive in which Executive’s termination of employment occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to Executive by the Corporation under Section 10 above. For purposes of this Agreement, the term “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation § 1.409A-1(i) (or other similar or successor provisions). The Corporation’s “specified employee identification date” (as described in Treasury Regulation § 1.409A-1(i)(3) or any similar or successor provisions) will be December 31 of each year, and the Corporation’s “specified employee effective date” (as described in Treasury Regulation § 1.409A-1(i)(4) or any similar or successor provisions) will be April 1 of each succeeding year.
IN WITNESS WHEREOF, this Employment Agreement has been duly executed:
IPG PHOTONICS CORPORATION

By: /s/ Gregory P. Dougherty                /s/ Valentin P. Gapontsev
Gregory P. Dougherty, on behalf of the         Valentin P. Gapontsev
Compensation Committee

EXHIBIT A
RELEASE AND WAIVER AGREEMENT
This Release and Waiver Agreement (“Agreement”) is entered into this _____ day of ______________________, 202___ by and between IPG Photonics Corporation, a Delaware corporation (the “Corporation”) and ______________________ (hereinafter “Executive”).
WHEREAS, Executive’s employment with the Corporation is terminated effective __________________, 20__ (“Termination Date”) and the Corporation and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Employment Agreement between the parties effective [DATE], 2021, as it may be amended (“Employment Agreement”), to which Executive otherwise would not be entitled;
WHEREAS, accordingly the Corporation has determined that Executive will receive severance pay if Executive executes and complies with the terms of this Agreement; and
WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Employment Agreement for the release and waiver contained herein is in addition to any consideration the Corporation is otherwise required to provide Executive.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:
1.    Severance. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Employment Agreement, including Executive’s obligations under Section 12, the Corporation will pay Executive the applicable severance provided in Section 10 of the Employment Agreement. Except as specifically provided in this Agreement, the Employment Agreement, and any applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended or any successor thereto (the “Equity Plan”) and any agreements thereunder, and the indemnification agreement dated ___________________ between the Corporation and Executive (the “Indemnification Agreement”), Executive shall not be entitled to any other payment, benefits, or other consideration from the Corporation.
2.    Waiver and Release. In consideration for the payments and benefits to be provided to Executive as set forth herein and the Employment Agreement, Executive, himself and for any person or entity that may claim by him or through him, including Executive’s heirs, executors, administrators, successors, and assigns, hereby knowingly, irrevocably, unconditionally, and voluntarily waives, releases, and forever discharges the Corporation and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants, insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors, and assigns and all persons acting by, through, or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action, or liabilities relating to Executive’s employment with the Corporation or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:
(a)    causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporations Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, color, religion, national origin, marital status, sexual orientation, pregnancy, gender identity, transgender status, genetic carrier status, ancestry, harassment, parental status, handicap, disability, retaliation, veteran status, any military service or application for military service, or any other category protected under federal or state law); and/or
(b)    causes of action or liabilities related to Executive’s employment with the Corporation or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance, or regulation; and/or
(c)    causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses, or other compensation or benefits; and/or
(d)    any other cause of action relating to Executive’s employment with the Corporation or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Corporation and/or any of the other Releasees.
Executive not only releases and discharges the Releasees from any and all claims as stated above that Executive could make on Executive’s own behalf or on behalf of others, but also those claims that might be made by any other person or organization on Executive’s behalf, and Executive specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releasees are made involving any matters.
Without in any way limiting the Release herein, Executive also specifically releases, remises, discharges, indemnifies and holds harmless the Releasees from any claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, and any and all other forms of compensation, attorneys’ fees, or other costs or sums that arise or may arise under the Massachusetts Wage Act, including without limitation, M.G.L. c. 149, §§ 105A, 148 and 150, and M.G.L. c. 151.
This Release does not apply to claims for workers’ compensation benefits, unemployment insurance benefits or any other claim that cannot lawfully be waived by this Agreement.
This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.
Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit Executive from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, Executive nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any agency proceeding in which Executive does so participate.
Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement, any other applicable plans, programs, or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.
Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Corporation not now known by Executive to exist.
3.    Nondisparagement. Executive agrees that, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, Executive will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging, or otherwise reflecting poorly upon the Corporation or its good will, products or business opportunities, or in any manner detrimental to the Corporation. In addition, Executive agrees not to make any disparaging remarks regarding any related, affiliated, or subsidiary organizations of the Corporation. The Corporation agrees to use its reasonable best efforts to cause its officers and directors not to, directly or indirectly, individually or in concert with others, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging, or otherwise reflecting poorly upon Executive or in any manner detrimental to Executive.
4.    Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

5.    No Assignment of Causes of Action. Executive represents and warrants that Executive has not filed or caused to be filed against the Releasees any claims, actions, or lawsuits. Executive further represents and warrants that Executive has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.
6.    Representations of the Corporation. The Corporation represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Corporation acknowledges that the release granted by Executive in Paragraph 2 above will be null and void in the event the Corporation subsequently seeks to treat Executive’s termination of employment as “for Cause” under the last sentence of Section 6(ii) of the Employment Agreement.
7.    Representations of Executive. Executive represents that Executive has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Corporation or any Affiliate. Executive further represents that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Corporation.
8.    Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period, but is not required to do so. Under ADEA, Executive has seven (7) calendar days after Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) calendar day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation’s General Counsel Office at 50 Old Webster Road, Oxford, MA 01540. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Paragraph 1 herein. If Executive does not revoke this Agreement within seven (7) calendar days of signing it, this Agreement shall become enforceable and effective on the seventh (7th) day after Executive signs this Agreement (“Effective Date”).
9.    Governing Law; Disputes. Except as provided in Section 23 of the Employment Agreement, or as provided below, jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Massachusetts or the United States District Court for the District of Massachusetts. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Massachusetts, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Boston, Massachusetts; except that an action by the Corporation to enforce its rights under Section 12 of the Employment Agreement may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Corporation specifically consent to personal jurisdiction in the State of Massachusetts for purposes of this Agreement.
10.    Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Corporation. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.
11.    Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.
12.    Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.
13.    No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Corporation is terminated, and that Executive has no future employment or contractual relationship with the Corporation other than the contractual relationship created by this Agreement, the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation, including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Corporation has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Corporation.
14.    No Representations. Executive represents that Executive has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.
15.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
16.    Withholding. The Corporation shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal,

state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.
17.    Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Corporation’s successors and assigns.
18.    Entire Agreement; Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.
The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it, and have voluntarily entered into this Agreement by signing below as of the date(s) set forth above.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

IPG PHOTONICS CORPORATION By: Its:	EXECUTIVE ___________________________

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